UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: October 5, 2006

SUMMIT BANCSHARES, INC.

(Exact name of registrant as specified in its charter)

Texas	0-11986	75-1694807

(State of Incorporation)	(Commission File Number)	(I.R.S. Employer ID No.)

3880 Hulen Street, Fort Worth, Texas 76107

(Address of principal executive offices)

(817) 336-6817

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report.)

          Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.02.          Results of Operations and Financial Condition.

          On January 23, 2006, the Company issued a press release publicly announcing that “a classified borrower with outstanding loan balances of approximately $9 million notified the Company that it was experiencing further financial distress.” Effective February 9, 2006, the Company placed all loans to this borrower on non-accrual.  In the first and second quarters of 2006, provisions for loan losses of $2.0 million and $1.1 million, respectively, were recorded for, among other things, anticipated losses on this credit.  In the second quarter, net loan charge-offs of $4.2 million were recorded primarily related to this credit.

          On October 3, 2006, a loan charge-off recovery of $3.0 million was recorded resulting from a cash payment of $4.5 million on the credit.  This payment satisfies the full obligation of the borrower with the exception of an $183,000 secured note. We anticipate that the recovery will result in a reduction in the provision for loan losses for the year of 2006 that is to be recorded in the fourth quarter.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

SUMMIT BANCSHARES, INC.

DATE: October 5, 2006	By:	/s/ Bob G. Scott

Bob G. Scott, Chief Operating Officer